Exhibit 10.2

INDEPENDENT SALES REPRESENTATIVE AGREEMENT

FOR

VERITEC DEBIT CARD PROGRAM

THIS AGREEMENT is entered into as of the 21 day of July, 2011 (the “Effective Date”) by and between Veritec Financial Systems, Inc., a Delaware corporation with its principal place of business at 2445 Winnetka Ave. N., Golden Valley, MN 55427 U.S.A. (“Veritec” or “Company”), and Antero Payment Solutions, Inc., a Nevada Corporation, with a principal place of business at 24328 Vermont Ave #300 Harbor City, Ca. 90710 (“REP”).

Recitals

WHEREAS, Company is in the business, among other things, of developing, promoting, licensing and supporting its MTC™ (mobile toggle debit card), blinx On-Off™ and other debit based products (the “Licensed Program”, as further defined herein);

WHEREAS, REP is in the business of, among other things, serving as an independent sales representative for companies selling or licensing products and services in the credit, debit, prepaid, and/or gift card markets; and

WHEREAS, Company and REP mutually desire that Company engage REP on a non-exclusive basis to promote the Licensed Program to Accountholders.

NOW, THEREFORE, in consideration of the mutual promises herein contained, Company and REP (each a “party”; together, the “parties”) agree as follows:

1.

Definitions.

In addition to those capitalized terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Account” shall mean a debit account issued by a Bank (defined herein).

“Accountholder” shall mean an individual, business, or organization authorized by the Bank to receive an Account.

“Agreement” shall mean this Agreement between Company and REP and any attachments, exhibits, schedules, addenda, and amendments thereto.

“Bank” shall mean those banking institutions identified by Company to REP that have an established contractual relationship with Company for the sales and processing of debit cards for the Licensed Program.

"Licensed Program" shall further mean the Company’s MTC™ (mobile toggle debit card), BLINX ON-OFF™ and services identified by Company in its Licensed Program literature provided to REP.  As of the Effective Date, current sample artwork for the MTC card is contained in Schedule A to this Agreement.

“General Brand Name Card” shall mean the Company MTC™ and blinx On-Off™ card

 “Territory” shall mean the United States of America.

“Tracking Number” shall mean a registered number issued by Company to REP for the purpose of tracking REP’s sales and active Accountholder status.

2.

Scope of Agreement / Appointment.

Veritec hereby appoints REP as a non-exclusive independent contractor sales representative to promote the Licensed Program to Accountholders in the Territory in accordance with the terms and conditions set forth in this Agreement.

3.

REP’s Responsibilities.

In addition to those responsibilities stated elsewhere in this Agreement, REP shall:

A.

Undergo any Licensor required Licensed Program sales training and continuously maintain a full time staff of at least one (1) trained sales and marketing professional;

B.

Actively and continuously promote the Licensed Program in the Territory, conduct promotional activities, and advertise and distribute only Company approved promotional material as may be provided by Company to REP from time to time;

C.

Direct all Accountholders to purchase the MTC and BLINX ON-OFF™ card directly from Company’s website and refrain from entering into agreements directly with Accountholders;

D.

If REP has a website and provides a link to Company’s website, REP shall ensure that REP’s website at all times complies  [with] all applicable laws and that the REP’s website shall not contain any gambling, adult entertainment, obscene, fraudulent or any other unlawful material or content or links to any websites containing same;

E.

REP shall require all prospective Accountholders to specifically identify REP by name in their written and on-line applications to Company for the MTC and blinx On-Off™ card, or any other Licensed Program services, so that Company may assign REP’s Tracking Number to such Accounts and be able to fully account for and pay commission fees to REP for such Accounts. REP acknowledges and agrees that it is REP’s sole responsibility and risk that an Accountholder specifically identifies REP, and that an Accountholder’s failure to identify REP on its application form will result in Company being unable to connect such Accountholder to REP and pay REP commissions for the Accountholder’s Account. REP hereby releases Company from any obligation to pay REP commissions under such circumstances;

F.

Only provide pricing information to prospective Accountholders that has been provided by Company to REP;

G.

Not present itself as, or appear to be, a member or representative of Visa, not use any Visa-owned mark on marketing materials such as business cards, letterhead or stationery, and not knowingly enable Visa debit cards to be sold through multi-level marketing, or used for gambling, adult entertainment, or fraudulent activity; and

H.

Not accept money from Accountholders.

4.

Company’s Rights / Responsibilities.

In addition to those rights and responsibilities stated elsewhere in this Agreement, Company shall have the following rights and responsibilities:

A.

Company reserves the right, in its absolute discretion, at any time upon written notice to REP, without incurring any liability to REP or otherwise, whether in contract or tort, to change, reduce or expand the scope of the Licensed Program, including any products or services therein and the prices charged for Licensed Program transactions.  Company reserves the right to discontinue the sale of the Licensed Program and sale or license of all products thereunder, at any time or from time-to-time without notice to REP; provided, however, that Company will endeavor to provide REP with as much advance written notice as possible under the circumstances.

B.

All applications and orders for the Licensed Program, if sent to REP, shall be immediately forwarded by REP to Company.  Company reserves the right in its sole discretion to accept or reject any such application or order without any liabilities whatsoever to REP.

C.

Company will assign REP’s Tracking Number to those Accounts where the Accountholders’ applications specifically identified REP by name in their written and on-line applications to Company for the MTC and BLINX On-Off™ card or other Licensed Program services.  Company shall have no duty investigate and assign tracking numbers to any Accountholder applications that do not specifically identify REP.

5.   Commission Payments / Payment Terms.

If the Company receives Licensed Program revenue from those Accountholders that purchased the Licensed Program from Company during the term of this Agreement as the sole and direct result of REP’s sales efforts, then subject to the terms and conditions of this Agreement, Company shall pay REP sales commission fees in the following amounts and under the following terms:

Version: April 25, 2011

A.

REP shall receive sales commissions in the amount specified in Schedule B to this Agreement (General Brand Name Cards).  REP’s exclusive compensation from Company shall be the commission payments described in this Section 5, less all applicable taxes.

B.

Payment terms are net thirty (30) days from the last day of each month during the term of this Agreement; provided, however, that the Company may withhold remitting payment to REP until such time as the total amount due REP exceeds the sum of $100.00.

C.

Company shall continue to make commission payments to REP during the period that the Account remains active (that is, until expiration or cancellation), unless: (i) this Agreement is terminated according to the terms herein by reason of REP’s uncured material breach of this Agreement, (ii) this Agreement is terminated by Company pursuant to Section 9.E. of this Agreement, or (iii) the Account issuing Bank ceases making payments to Company for such Account for any reason whatsoever.

D.

If any sales giving rise to Company’s payments to REP are reversed for any reason, the sales commissions shall not be payable to REP and if Company has already paid REP the commission for a sale that is reversed, REP shall repay Company the commission within ten (10) days after Company’s notification to REP.  If Company determines in its reasonable judgment that it should provide the Bank a credit or discount with respect to any sale for which a commission is payable to REP, Company shall have the right to charge a proportional amount of the credit or discount to REP’s commission and to deduct or set-off such proportion from the amount otherwise payable to REP.  If REP has not paid Company the commission for a reversed sale, Company may deduct the commission for the reversed sale from any other amount Company owes to REP.

6.

Warranty / Disclaimer / LIMITATION OF LIABILITY.

REP warrants that the services it provides hereunder will be performed in a professional and workmanlike manner.  EXCEPT FOR THOSE WARRANTIES PROVIDED IN THIS AGREEMENT, REP HEREBY DISCLAIMS ALL OTHER WARRANTIES.  UNDER NO CIRCUMSTANCES WILL COMPANY BE LIABLE TO REP FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, EVEN IF A REPRESENTATIVE OF VERITEC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.   IN NO EVENT WILL THE AGGREGATE LIABILITY OR OBLIGATIONS OF COMPANY TO REP ARISING UNDER THIS AGREEMENT OR OTHERWISE EXCEED THE TOTAL AMOUNT THAT BECOMES DUE AND OWING TO REP UNDER SECTION 5 HEREIN.

7.

Confidential Information.

Company or REP may find it necessary to provide to the other party certain confidential information that the disclosing party considers to be proprietary ("Confidential Information").  Such information shall be identified in writing as “Confidential”, “Proprietary” or the like by the disclosing party before disclosure to the recipient.  For a period of five (5) years from the date of disclosure, each party agrees to keep confidential all Confidential Information disclosed to it by the other party in accordance herewith, and to protect the confidentiality thereof in the same manner it protects the confidentiality of similar information and data of its own, at all times exercising at least a reasonable degree of care in the protection of Confidential Information.  The term Confidential Information shall not include information that: (a) is already known to the recipient without restriction on use or disclosure prior to receipt of such information from discloser; (b) is or becomes part of the public domain other than by breach of this Agreement by the recipient; (c) is developed by the recipient independently of and without us of or reference to any of discloser’s Confidential Information; or (d) is received by the recipient from a third party who is not under any obligation to the discloser to maintain the confidentiality of such information.  Notwithstanding the above, nothing herein shall prevent a recipient from disclosing all or part of the Confidential Information that it is legally compelled to disclose (by oral deposition, interrogatories, request for information or documents, subpoena, civil investigative demand, or any other process); provided, however, that before any such disclosure the recipient shall notify the disclosing party in writing of any such order or request to disclose and cooperate with the disclosing party (at disclosing party's cost) with respect to any procedure to be pursued by the disclosing party in protecting against such disclosure.  This section shall survive termination of this Agreement for any reason.

Version: April 25, 2011

8.

Intellectual Property.

REP acknowledges that Company (or its licensors, as applicable) shall retain its entire right, title and interest in and to all trade secret, patent, copyright, trademark and other intellectual property rights contained in or related to the Licensed Program and products and services therein, and REP shall have no ownership or other right, including any intellectual property right, in or to any Licensed Program product or service.  REP shall have no right to have or use any intellectual property owned or licensed by Company, except as expressly authorized in this Agreement.  Nothing in this Agreement is intended to transfer from Company to REP any intellectual property or intellectual property right Company has in or related to any Licensed Program product or service.

9.

Term and Termination.

A.

This Agreement shall commence on the Effective Date and, unless otherwise terminated in accordance with its terms, shall remain in effect for a period of twenty-four (24) months, at which point it shall automatically terminate without further notice and without any further liability of Company of any kind whatsoever.  The term of this Agreement may be extended for additional periods of one (1) year upon the written agreement of the parties.

B.

Either party may terminate this Agreement immediately upon written notice to the other if (i) the other party has breached any of its material obligations under this Agreement and has failed to cure such breach within thirty (30) days of receiving written notice of the breach from the other party, or (ii) has filed any petition in any court for receivership, reorganization, bankruptcy, arrangement or relief from or creditors, or has made any assignment for the benefit of creditors, or has any substantial part of its assets subjected to any involuntary lien, which is not cured or removed within thirty (30) days after notice thereof.

C.

Notwithstanding the foregoing in this Section 9, Company may terminate this Agreement with immediate effect if any of the following occur:

(i)

REP participates or is alleged to have participated in any fraudulent activity, or any activity that causes the Bank or Company to violate the Visa U.S.A. Inc. Operating Regulations, or any other activities that may result in undue economic hardship or damage to the goodwill of the Bank or Visa system;

(ii)

Bank is at any time unable to offer Accounts or support the Licensed Program due to federal, state, and/or Visa laws and regulations; or

(iii)

   REP makes any representation or warranty which shall prove to have been or become false or misleading in any material respect, or any unauthorized representation of the Bank, Visa, or the Licensed Program by REP.

D.

If this Agreement is terminated by either party under sub-parts B or C, above, then Company shall have no continued payment obligation to REP after the effective date of termination.

E.

Company shall have the right to hold a quarterly review with REP concerning the REP’s sales efforts and level of success in promoting and selling the Licensed Program to prospective Accountholders.  If no new Accounts are issued by the Bank over a ninety (90) day period and, in Company’s sole opinion the REP is not making commercially reasonable efforts to promote and sell the Licensed Program, then the Company shall have the right to terminate this Agreement with immediate effect upon notice to REP.

F.

Upon receiving Company’s notice of termination, REP shall immediately cease all promotional efforts for Company and the Licensed Program, including any existing or potential Accountholder discussions about Company and the Licensed Program. REP shall immediately eliminate all links to Company’s website, remove all Company information and materials from REP’s website, and return all marketing and sales materials to Company.

G.

The following provisions shall survive expiration or termination of this Agreement for any reason: 5, 6, 7, 8, 9.D, 9.E., 9.F., 9.G., 10 through 16.

Version: April 25, 2011

10.

Indemnification.

REP shall defend, indemnify and hold Company harmless from and against any and all costs, liabilities, losses and expenses including, but not limited to, reasonable attorneys’ fees, resulting from the negligent and other unlawful acts or omissions of REP as well as every claim against Company arising from any representation or warranty REP makes to Accountholders beyond those representations and warranties that Company provides in its own agreements and documentation that accompany the Licensed Program.

11.

Independent Contractors.

REP and Company are independent contractors and neither party has the authority to bind the other party to any third person. Nothing in this Agreement shall be construed to constitute REP as a partner or joint venturer of or with Company.  REP agrees to defend, indemnify and hold Company, its owners, officers, and employees harmless against any claim by any government agency for any taxes or other payments owed by REP to such government agency as a result of this Agreement. REP also agrees that it is not a representative of Bank.  REP also agrees that any compensation it is due will come only from Company, and it will not pursue, nor does it have a right to pursue compensation from Bank or any other party under any circumstance whatsoever.

12.

Entire Agreement.

This Agreement constitutes the entire agreement between REP and Company concerning the subject matter herein and supersedes all prior or contemporaneous agreements, written or oral, between the parties. This Agreement may not be modified except by a written document signed by an authorized representative of both parties.

13.

Notices.

All notices required or provided for in this Agreement shall be in writing and delivered in person, by delivery service, certified or registered mail.  Notice shall be deemed given on actual receipt.  Notices shall be addressed as follows:

If to Company:

Veritec Financial Systems, Inc.

2445 Winnetka Ave. N.

Golden Valley, MN 55427

If to REP:

Antero Payment Solutions, Inc.

24328 Vermont Ave #300

Harbor City, Ca. 90710

14.

Waiver.

Neither party may waive any term or excuse any breach of this Agreement unless such waiver or excuse is in writing and signed by the party to be bound by such waiver.

15.

No Assignment.

REP shall not assign any of its rights or delegate any of its duties under this Agreement, by operation of law or otherwise, without the prior express written consent of Company.

16.

Governing Law / Arbitration.

A.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, U.S.A., without regard to its conflict of laws provisions.

Version: April 25, 2011

B.

All disputes arising in connection with this Agreement, which disputes have not been settled by mutual and amicable agreement, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in effect as of the date first above written (the “AAA Commercial Rules”).  Any such arbitration shall take place exclusively in the English language in the county of Hennepin, Minnesota U.S.A.  The arbitration panel will consist of one arbitrator, appointed upon the mutual agreement of the parties, acting reasonably.  Each party shall bear its own expenses and shall share equally in arbitrator’s fees and related expenses, provided that once an arbitration judgment is entered, the prevailing party shall be entitled to recover reasonable attorneys’ and/or expert fees and related costs as damages.  The arbitrator will be empowered to, at either party’s request, grant injunctive relief. An award granted by the arbitrator will be the exclusive remedy of the parties for all claims, counterclaims, issues, or accountings presented or pleaded to the arbitrator.  Judgment upon the arbitral award may be entered in any court that has jurisdiction thereof.  Any additional costs, fees or expenses incurred in enforcing the arbitral award will be charged against the party that unsuccessfully resists its enforcement.  The arbitrator shall apply the substantive law of Minnesota, without regard to its conflict of laws provisions.

C.

Nothing is this Section will prevent either party from seeking interim injunctive relief or filing an action against the other party in the courts having jurisdiction over it in order to enforce an arbitral award granted pursuant to a proceeding under this Section.

WHEREFORE, the parties have signed this Agreement by their duly authorized representatives.

Antero Payment Solutions, Inc.

VERITEC

By: /s/ Michael J. Sinnwell, Jr.

By: /s/ Van Thuy Tran

Name: Michael J Sinnwell Jr

Name: Van Thuy Tran

Title: President

Title: President and Chief Executive Officer

Date: 07/20/2011

Date: 07/21/2011

Version: April 25, 2011